UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2018

Dear Brightcove Stockholder:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove”) to be held on Wednesday, May 16, 2018 at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at 100 Northern Avenue, Boston, MA 02210.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2018 Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Brightcove. We look forward to seeing you at our Annual Meeting.

Sincerely,

Gary Haroian

Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Brightcove the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your shares in person.

BRIGHTCOVE INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Brightcove Inc. will hold its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) on May 16, 2018 at 9:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at 100 Northern Avenue, Boston, MA 02210, for the following purposes:

•

To elect two Class III directors, Gary Haroian and Diane Hessan, to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	To cast a non-binding, advisory vote to approve the compensation of our named executive officers;

•	To cast a non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 10, 2018 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification, such as a valid driver’s license, and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 10, 2018 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

David Plotkin

Chief Legal Officer

Boston, Massachusetts

April 19, 2018

PROPOSAL FOUR—NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	20

Recommendation of the Board	20

EXECUTIVE COMPENSATION	21

Compensation Discussion and Analysis	21
Executive Summary	21
Determining Executive Compensation	21
Elements of Compensation	22
Other Compensation Practices and Policies	29
Tabular Disclosure Regarding Executive Compensation	32
Summary Compensation Table—2017	32
Grants of Plan-Based Awards—2017	33
Outstanding Equity Awards at Fiscal Year-End 2017	34
Option Exercises and Stock Vested Table—2017	35
Pension Benefits	35
Nonqualified Deferred Compensation	35
Potential Payments upon Termination or Change in Control	35
Director Compensation	37
Rule 10b5-1 Sales Plans	38
Compensation Committee Interlocks and Insider Participation	39
Report of the Compensation Committee of the Board of Directors	39

RELATED PARTY TRANSACTIONS	40

Certain Relationships and Transactions	40
Procedures for Approval of Related Party Transactions	40

TRANSACTION OF OTHER BUSINESS	40

ADDITIONAL INFORMATION	40

Procedures for Submitting Stockholder Proposals	40

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 16, 2018

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2018 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 9:00 a.m. Eastern Time on Wednesday May 16, 2018 at the offices of Goodwin Procter LLP, which are located at 100 Northern Avenue, Boston, MA 02210. We made this Proxy Statement available to stockholders beginning on April 19, 2018.

In this Proxy Statement the terms “Brightcove,” “the company,” “we,” “us,” and “our” refer to Brightcove Inc. The mailing address of our principal executive offices is Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Record Date	April 10, 2018.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	34,983,049 shares of common stock outstanding as of March 31, 2018.

Voting	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by following the instructions provided on the proxy card.

(2)	By Telephone: You may vote by telephone by following the instructions on the proxy card.

(3)	By Mail: You may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)	In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

To vote as our Board recommends, stockholders must vote pursuant to the instructions on the Notice or on the proxy card or attend the meeting and vote in-person.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers.

For Proposal Four, the frequency that receives the highest number of votes properly cast – every one, two or three years – shall be deemed the frequency recommended by stockholders.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, the non-binding, advisory vote to approve the compensation of our named executive officers or on the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposals One, Three or Four unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors named in this proxy statement, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, for approval on a non-binding, advisory basis of the compensation of our named executive officers and for every one year on the non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Continental Stock Transfer & Trust Company (“Continental”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Continental to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through Continental and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Continental and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Brightcove Inc., 290 Congress Street, Boston, MA 02210 or call (888) 882-1880.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors, currently Deborah Besemer, Scott Kurnit and Kristin Frank, expires at the 2019 annual meeting. The term of the Class II directors, currently Derek Harrar, Thomas E. Wheeler and Jeff Ray, expires at the 2020 annual meeting. The term of the Class III directors, currently Gary Haroian and Diane Hessan, expires at the Annual Meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Gary Haroian and Diane Hessan for election as directors to serve for a three-year term ending at the 2021 annual meeting or until their successors are elected and qualified. Each of the nominees named in this proxy statement is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this proxy statement. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees named in this proxy statement will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES NAMED IN THIS PROXY STATEMENT.

The biographies of each of the nominees named in this proxy statement and the continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market.

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting

Gary E. Haroian, 66, has served as one of our directors since 2014. From 2000 to 2002, Mr. Haroian served in various positions, including as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer,

at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian served as a director of EnerNoc, Inc., a provider of cloud-based energy intelligence software and services, from 2015 to 2017; A123 Systems, a battery systems company, from 2006 to 2012; Network Engines, Inc., a provider of server appliance solutions, from 2003 to 2011; Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; Authorize.Net Holdings, Inc. (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Mr. Haroian currently serves as a director of Aspen Technology, Inc., a provider of process optimization software solutions. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian was selected to serve as a director on our Board due to his financial and accounting expertise from his prior extensive experience in finance roles with both public and private corporations. Mr. Haroian qualifies as an “audit committee financial expert” under SEC guidelines.

Diane Hessan, 63, has served as one of our directors since 2017. Ms. Hessan has served as Chief Executive Officer of Salient Ventures since July 2016. Previously, Ms. Hessan served as Chief Executive Officer and director of the Startup Institute from October 2014 to June 2016. From December 1999 until February 2014, Ms. Hessan served as President and Chief Executive Officer of C Space (formerly Communispace Corporation), a marketing technology company that she founded. Since March 2014, Ms. Hessan has served as Chairman of C Space. Ms. Hessan also serves on the boards of Beth Israel Deaconess Medical Center, Eastern Bank, CoachUp, Mass Challenge and the Tufts University Board of Trustees. She is also Special Advisor to Datapoint Capital, an early-stage venture capital firm. She holds a B.A. in Economics and English from Tufts University and an M.B.A. from Harvard University. Ms. Hessan was selected to serve on our Board due to her marketing, executive leadership and oversight experience from her background as a senior executive and service on multiple boards.

Directors Continuing in Office Until the 2019 Annual Meeting

Deborah Besemer, 63, has served as one of our directors since 2008. From May 2009 until March 2010, Ms. Besemer held the position of Chief Executive Officer of Gemvara Inc. From 1999 to 2006, Ms. Besemer served as President and Chief Executive Officer of BrassRing, a provider of talent management solutions. From December 1997 to July 1998, Ms. Besemer held the position of President of Systemsoft Corporation, a software company, and from June 1986 to November 1997, she was employed by Lotus Development Corporation, a software company, most recently as Executive Vice President of Worldwide Field Operations. She has served on the board of several public companies, including Double-Take Software, Inc., a provider of information availability software, Systemsoft Corporation, a software company, Eprise Corporation, a content management software company and Halogen Software (HGN), a Canadian company traded on the Toronto Stock Exchange, providing cloud-based Talent Management Software. She is a former Chairperson of the Massachusetts Software Council (now known as the Massachusetts Technology Leadership Council) and served on its Board of Trustees for nine years. Ms. Besemer holds a B.A. in French from Cedar Crest College and an M.B.A. from Rutgers University. Ms. Besemer was selected to serve on our Board due to her extensive experience in leadership and sales positions in online service companies.

Kristin Frank, 52, has served as one of our directors since April 2018. Ms. Frank’s career spanned 23 years at Viacom Inc., where she served from 2015 to 2017 as Chief Operating Officer of MTV. From 2013 to 2015, Ms. Frank served as Executive Vice President of Viacom Music and Entertainment’s Connected Content Division. From 2009 to 2012, Ms. Frank served as General Manager for MTV and VH1 Digital. From 2005 to 2009, she served as Chief Operating Officer at LOGO TV. Ms. Frank currently serves on the board of Gaia, Inc., a global digital video subscription service and on-line community. Ms. Frank holds a Bachelor of Business

Administration in Finance from the University of Iowa. Ms. Frank was selected to serve on our Board due to her extensive knowledge of the media industry and leadership experience in management, operations, branding, social media, and digital content development, optimization and delivery.

Scott Kurnit, 64, has served as one of our directors since 2005. Mr. Kurnit is the Chairman of Keep Holdings, Inc., a media/commerce company and an active angel investor. Mr. Kurnit founded and served as Chairman and Chief Executive Officer of About Inc., an online resource company. Mr. Kurnit serves on the boards of Keep Holdings and the Stein Eriksen Lodge. He has worked at the highest levels of Warner, Viacom, News Corp., PBS, IBM and MCI companies. Mr. Kurnit holds a B.A. in Sociology and Communications from Hampshire College. Mr. Kurnit was selected to serve as a director on our Board due to his extensive background and leadership positions with Internet, media and technology companies.

Directors Continuing in Office Until the 2020 Annual Meeting

Derek Harrar, 47, has served as one of our directors since January 2014. From 2007 to 2010, Mr. Harrar served as Senior Vice President and General Manager, Video, at Comcast Cable Communications, LLC. From 2006 to 2007, Mr. Harrar was Vice President, Video Product Management at Comcast Cable. From 2005 to 2006, Mr. Harrar was Vice President, Subscriber Equipment at Comcast Cable. From 2004 to 2005, Mr. Harrar was Vice President, Business Development at Comcast Cable. Prior to joining Comcast Cable, Mr. Harrar was Co-Founder and Vice President, Business Development at MegaSense, Inc., a developer of photonic micro-modules and micro-subsystems, from 2001 to 2003 and an investment banker with Morgan Stanley in Silicon Valley, California and New York, New York from 1993 to 2000. Mr. Harrar currently serves on the boards of several privately-held companies. Mr. Harrar has a B.S. in Administration and Accounting from Washington and Lee University. Mr. Harrar was selected to serve on our Board due to his extensive background and leadership positions in the digital media and cable industries.

Jeff Ray, 62, has served as one of our directors and as our Chief Executive Officer since April 2018. From 2014 to 2017, Mr. Ray served as Chief Executive Officer, President and Chairman of Ellucian Company L.P., a software and service provider to the higher education community. From 2012 to 2014, Mr. Ray served as the Chief Executive Officer of Ventyx, Inc., which was acquired by ABB Ltd in 2010. Mr. Ray holds a B.S. in Economics with a minor in Finance from Texas A&M University. Mr. Ray was selected to serve on our Board due to the perspective and experience he brings as our Chief Executive Officer and his prior experience as an executive in the information technology services industry.

Thomas E. Wheeler, 72, has served as one of our directors since April 2018. He currently serves as the Chief Executive Officer of the Shiloh Group, a telecommunications services strategy development and private investment company. From 2013 to 2017, Mr. Wheeler served as Chairman of the Federal Communication Commission. Mr. Wheeler served as Managing Director at Core Capital Partners, a venture capital firm investing in early state Internet Protocol-based companies, from 2004 to 2013. Mr. Wheeler currently serves as a Visiting Fellow at the Brookings Institution, and as the Shorenstein Fellow for Media and Democracy at the Harvard Kennedy School. Mr. Wheeler has a B.S. in International Trade from The Ohio State University. Mr. Wheeler was selected to serve on our Board due to his extensive background and leadership positions in the public and private sectors of the telecommunications industry.

Executive Officers

In addition to Mr. Ray, our Chief Executive Officer, who also serves as a director, our executive officers are:

Andrew Feinberg, 53, has served as our President and Chief Operating Officer since April 2018. Mr. Feinberg served as our acting Chief Executive Officer from July 2017 to April 2018. From November 2016 through June 2017, Mr. Feinberg served as our President and Chief Operating Officer. From July 2015 to

October 2016, Mr. Feinberg served as our President, International Operations. Prior to that, Mr. Feinberg served as our Chief Legal Officer from 2005 through 2015 and our Executive Vice President, Asia Pacific and Japan, from 2008 through 2012 and from 2014 through 2015. Mr. Feinberg also had responsibility for Human Resources and Emerging Markets from 2012 through 2014. Prior to joining Brightcove, Mr. Feinberg was at Lycos, a search engine provider, from 1999 to 2005, serving as Vice President and General Counsel from 2001 to 2005. Before joining Lycos, Mr. Feinberg was an attorney with Choate, Hall & Stewart, LLP in Boston, Massachusetts from 1997 to 1999 and with Shearman & Sterling LLP in New York, New York from 1991 to 1997. Before joining Shearman & Sterling, Mr. Feinberg served as a Law Clerk to United States District Judge T.F. Gilroy Daly in the District of Connecticut. Mr. Feinberg also serves as Chairman of the Board of Zagster Inc., a bike sharing company. Mr. Feinberg received his J.D. from Cornell Law School, where he was an Editor of the Cornell Law Review, and his B.A. from Tufts University.

Kevin R. Rhodes, 49, has served as our Chief Financial Officer since December 2014. From September 2009 through November 2014, Mr. Rhodes served as Executive Vice President and Chief Financial Officer of PlumChoice, Inc., a provider of specialized technical services. From April 2001 to September 2009, he served as Chief Financial Officer of Edgewater Technology, Inc., a business and IT consulting firm. Mr. Rhodes holds a B.S. in Accounting and Finance from Merrimack College and an M.B.A., with distinguished honors, from Babson College.

David Plotkin, 50, has served as our Chief Legal Officer since July 2017. Mr. Plotkin also has responsibility for our customer support, customer success and business security operations. From July 2015 to July 2017, Mr Plotkin served as our General Counsel. Prior to that, Mr. Plotkin served as our Vice President, Business and Legal Affairs, and Deputy General Counsel, from August 2008 to July 2015. From July 2007 to August 2008, Mr. Plotkin was our Director, Business and Legal Affairs. Prior to joining Brightcove, Mr. Plotkin was a lawyer with Prince, Lobel from January 2003 to July 2007 and with Hill & Barlow from September 2000 to December 2002. Before joining Hill & Barlow, Mr. Plotkin served as a Law Clerk to United States District Judge Alvin W. Thompson from September 1999 to September 2000. Mr. Plotkin received his J.D. from Northeastern University and his B.A from The George Washington University.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Ray as Chief Executive Officer and Mr. Harrar, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. We retained Mr. Harrar as a consultant in June 2017 in connection with certain strategic matters and as a result of the compensation he received in connection with this engagement, Mr. Harrar no longer qualifies as “independent”. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards of the NASDAQ Marketplace Rules.

At least annually, the Board will evaluate all relationships between Brightcove and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at investor.brightcove.com/corporate-governance. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attention: Chief Legal Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.brightcove.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at investor.brightcove.com/corporate-governance. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2017, the Board held thirteen meetings and acted by unanimous written consent on two occasions. The Board has three standing committees:

•	the Audit Committee, which held five meetings in 2017;

•	the Compensation Committee, which held five meetings and acted by unanimous written consent on three occasions in 2017; and

•	the Nominating and Corporate Governance Committee, which held three meetings and acted by unanimous written consent on one occasion in 2017.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2017. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. All members of the Board of Directors attended the 2017 Annual Meeting, except Ms. Frank, Mr. Ray and Mr. Wheeler, each of whom joined the Board in 2018.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at investor.brightcove.com/corporate-governance.

Audit Committee

Ms. Besemer, Mr. Haroian and Mr. Wheeler currently serve on the Audit Committee, which is chaired by Mr. Haroian. The Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as our critical accounting policies and practices;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflicts of interest and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

The Audit Committee met five times during the fiscal year ended December 31, 2017. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Compensation Committee

Ms. Besemer, Ms. Frank and Mr. Kurnit currently serve on the Compensation Committee, which is chaired by Ms. Besemer. The Board has determined that each member of the Compensation Committee is “independent”

as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing and discussing with the Board corporate succession plans for our Chief Executive Officer and other key officers;

•	retaining and approving the compensation of any compensation advisers; and

•	evaluating the independence of any such compensation advisers.

The Compensation Committee met five times and took action by unanimous written consent three times during the fiscal year ended December 31, 2017. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Nominating and Corporate Governance Committee

Ms. Besemer, Ms. Hessan and Mr. Kurnit currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Hessan. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership;

•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the persons to be nominated for election as directors and for election to each of the Board’s committees;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board and management.

The Nominating and Corporate Governance Committee met three times and took action by unanimous written consent one time during the fiscal year ended December 31, 2017. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at investor.brightcove.com/corporate-governance.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Although the Board of Directors does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered are the benefits of diversity in board composition, including with respect to age, gender, race, and specialized background. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

The Nominating and Corporate Governance Committee will consider, among other things, these and other qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at Brightcove Inc., 290 Congress Street, Boston, MA 02210, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: Chairman of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our corporate governance guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board is involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The Audit Committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The Compensation Committee also plays a role in that it is charged, in overseeing our overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policies prohibit all directors, executive officers, and employees from buying our securities on margin, or holding such securities in a margin account and, without the prior approval by the Audit Committee which must have at least two (2) weeks to consider any request for approval, buying or selling derivatives on such securities, engaging in short sales involving such securities or pledging our securities as collateral for a loan. To date no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018 and to audit the effectiveness of our internal control over financial reporting as of December 31, 2018 pursuant to the Sarbanes-Oxley Act of 2002, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2010.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on January 26, 2012 under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2017 and 2016:

Fee Category	2017	2016
Audit Fees	$957,415	$1,045,476
Audit-Related Fees	26,000	—
Tax Fees	55,000	56,200
All Other Fees	1,995	1,995
Total Fees	$1,040,410	$1,103,671

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. The Audit Committee consists of the two directors whose names appear below. None of the members of the Audit Committee is an officer or employee of Brightcove, and the Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2017 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing

Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2017 be included in its Annual Report on Form 10-K for 2017.

Audit Committee

Gary Haroian (Chairperson)

Deborah Besemer

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 31, 2018, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 34,983,049 shares of common stock outstanding as of March 31, 2018. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 31, 2018, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
ESW Capital, LLC(1)	3,108,772	8.9%
Frontier Capital Management Co., LLC(2)	2,588,311	7.4%
Edenbrook Capital, LLC(3)	2,160,113	6.2%
BlackRock, Inc.(4)	1,971,167	5.6%
Cramer Rosenthal McGlynn LLC(5)	1,835,695	5.2%

Executive Officers and Directors
Jeff Ray	—	*
Andrew Feinberg(6)	302,055	*
David Mendels(7)	736,621	2.1%
Kevin Rhodes(8)	134,535	*
David Plotkin(9)	60,530	*
Deborah Besemer(10)	178,480	*
Kristin Frank	—	*
Gary Haroian(11)	69,341	*
Derek Harrar(12)	68,299	*
Diane Hessan (13)	12,090	*
Scott Kurnit(14)	137,555	*
Thomas E. Wheeler	—	*
All executive officers and directors as a group (12 persons)(15)	1,699,506	4.9%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13G/A filed jointly on February 13, 2018 with the SEC by ESW Capital, LLC (“ESW Capital”) and Joseph A. Liemadt and includes 3,108,772 shares of our common stock over which ESW and Joseph A. Liemadt have sole voting power and sole dispositive power. Joseph A. Liemadt is the sole voting member of ESW Capital. The principal address of ESW Capital and Joseph A. Liemadt is 401 Congress Avenue, Suite 2650, Austin, TX 78701.
(2)	Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13G/A filed on February 7, 2018 with the SEC by Frontier Capital Management Co., LLC (“Frontier Capital”) and includes 1,619,284 shares of our common stock over which Frontier Capital has sole voting power and 2,588,311 shares over which Frontier Capital has sole dispositive power. The principal business address of Frontier Capital is 99 Summer Street, Boston, MA 02110.
(3)	Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13D/A filed jointly on February 26, 2018 with the SEC by Edenbrook Capital, LLC (“Edenbrook”) and Jonathan Brolin and includes 2,160,113 shares of our common stock over which Edenbrook and Jonathan Brolin have shared voting power and shared dispositive power. Jonathan Brolin is the Managing Member of Edenbrook. The principal address of Edenbrook and Jonathan Brolin is 2 Depot Plaza, Bedford Hills, NY 10507.
(4)	Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13G filed on January 29, 2018 with the SEC by BlackRock, Inc. (“BlackRock”) and includes 1,926,001 shares of our common stock over which BlackRock has sole voting power and 1,971,167 shares over which BlackRock has sole dispositive power. The principal business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)	Beneficial ownership is as of December 31, 2017, based solely on a Schedule 13G filed on February 14, 2018 with the SEC by Cramer Rosenthal McGlynn LLC (“Cramer”) and includes 1,806,671 shares of our common stock over which Cramer has sole voting power and 1,835,695 shares over which Cramer has sole dispositive power. The principal business address of Cramer is 520 Madison Avenue, New York, NY 10022.
(6)	Consists of (a) 116,196 shares held by Mr. Feinberg and (b) 185,859 shares issuable to Mr. Feinberg upon exercise of stock options exercisable within 60 days after March 31, 2018.
(7)	Consists of (a) 308,482 shares held by Mr. Mendels and (b) 428,139 shares issuable to Mr. Mendels upon exercise of stock options exercisable within 60 days after March 31, 2018.
(8)	Consists of (a) 42,035 shares held by Mr. Rhodes and (b) 92,500 shares issuable to Mr. Rhodes upon exercise of stock options exercisable within 60 days after March 31, 2018.
(9)	Consists of (a) 19,866 shares held by Mr. Plotkin and (b) 40,664 shares issuable to Mr. Plotkin upon exercise of stock options exercisable within 60 days after March 31, 2018.
(10)	Consists of (a) 115,419 shares held by Ms. Besemer, (b) 57,552 shares issuable to Ms. Besemer upon exercise of stock options exercisable within 60 days after March 31, 2018 and (c) 5,509 shares issuable to Ms. Besemer upon vesting of restricted stock units within 60 days after March 31, 2018.
(11)	Consists of (a) 4,487 shares held by Mr. Haroian, (b) 59,345 shares issuable to Mr. Haroian upon exercise of stock options exercisable within 60 days after March 31, 2018 and (c) 5,509 shares issuable to Mr. Haroian upon vesting of restricted stock units within 60 days after March 31, 2018.
(12)	Consists of (a) 4,487 shares held by Mr. Harrar, (b) 58,303 shares issuable to Mr. Harrar upon exercise of stock options exercisable within 60 days after March 31, 2018 and (c) 5,509 shares issuable to Mr. Harrar upon vesting of restricted stock units within 60 days after March 31, 2018.
(13)	Consists of (a) 3,672 shares held by Ms. Hessan and (b) 8,418 shares issuable to Ms. Hessan upon exercise of stock options exercisable within 60 days after March 31, 2018.
(14)	Consists of (a) 74,494 shares held by Mr. Kurnit, (b) 57,552 shares issuable to Mr. Kurnit upon exercise of stock options exercisable within 60 days after March 31, 2018 and (c) 5,509 shares issuable to Mr. Kurnit upon vesting of restricted stock units within 60 days after March 31, 2018.
(15)	See footnotes 6 through 14 above. Includes 988,332 shares issuable upon exercise of stock options exercisable within 60 days after March 31, 2018 and 22,036 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017, all required reports were filed on a timely basis under Section 16(a).

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXCUTIVE OFFICERS

Our Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board is providing the stockholders with an opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The following proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote for the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we recommend that you read the Executive Compensation section of this proxy statement for additional details on our executive compensation programs and philosophy.

This vote is advisory, and therefore not binding on us, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXCUTIVE OFFICERS

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution, commonly known as a “say-on-frequency” proposal, to stockholders at least once every six years to determine whether non-binding, advisory votes to approve the compensation of our named executive officers, like Proposal Three, should be held every one, two or three years.

After careful consideration, our Board has determined that an annual advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the submission by the Company of a non-binding, advisory resolution on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

•	one year;

•	two years; or

•	three years.”

This vote is advisory, and therefore not binding on us, the Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future non-binding, advisory votes to approve the compensation of our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR EVERY “ONE YEAR” ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers. Our named executive officers in 2017 were Andrew Feinberg, President and Chief Operating Officer from January 2017 through July 2017, acting Chief Executive Officer from July 2017 through April 2018 and President and Chief Operating Officer from April 2018 through present; David Mendels, Chief Executive Officer from January 2017 through July 2017; Kevin Rhodes, Chief Financial Officer; and David Plotkin, General Counsel from January 2017 through July 2017 and Chief Legal Officer from July 2017 through present.

Executive Summary

Our compensation strategy is designed to attract and retain high-caliber executive officers and employees, and communicate and align employee contributions with our objectives and the creation of long-term stockholder value. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists primarily of the elements identified in the following table.

Compensation Element	Objective
Base salary	To attract and retain employees and to recognize ongoing performance of job responsibilities.

Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.

Long-term equity incentive compensation	To reward increases in stockholder value, reinforce our focus on team success and promote retention.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards.

Determining Executive Compensation

Our Chief Executive Officer reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the Compensation Committee with respect to each named executive officer’s total compensation package. The Compensation Committee then makes the final determination with regard to the total compensation package for our named executive officers, including our Chief Executive Officer.

In 2015, our Board engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consultant, to help evaluate the total compensation packages for our named executive officers. As part of this engagement, Pearl Meyer analyzed compensation data of our peer group companies as approved by the Compensation

Committee with input and guidance from Pearl Meyer. For 2017, we updated our peer group to consist of the following 11 publicly-traded U.S.-based software companies:

Bazaarvoice	Limelight Networks	Synacor
Broadsoft	RealNetworks	Telenav
Carbonite	SeaChange International	Tremor Video
eGain	Support.com

Certain of these companies were determined to be appropriate peer companies based on the type and size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had similar operating and/or financial metrics. These companies are also representative of the types of companies with which we compete for executive talent. We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our head of Human Resources and our Compensation Committee and approved annually by our Compensation Committee. Adjustments to base salaries are based on an individual’s performance and promotions, as well as compensation surveys, our own analysis of compensation practices at peer companies, and internal pay equity considerations. In making decisions regarding salary adjustments, our Compensation Committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

For 2017, our Compensation Committee sought to set base salaries for each of our named executive officers at levels that would result in total target cash compensation that is generally at or near the 75th percentile of our peer group. In January 2017, Mr. Plotkin’s base salary was increased from $260,000 to $270,400 as part of our annual review program, based on his overall performance and the growth of our company. After reviewing the base salaries of Messrs. Mendels and Rhodes, the Compensation Committee determined that no base salary adjustments were necessary for these named executive officers in 2017.

In July 2017, Mr. Feinberg’s base salary was increased from $370,000 to $400,000 in connection with his promotion to acting Chief Executive Officer.

The following table sets forth the base salary for our named executive officers for fiscal 2016 and 2017:

Named Executive Officer	2016 Base Salary	2017 Base Salary	% Change
Andrew Feinberg	$370,000	$400,000	8%
David Mendels	$400,000	$400,000	n/a
Kevin Rhodes	$300,000	$300,000	n/a
David Plotkin	$260,000	$270,400	4%

Annual Performance-Based Cash Compensation

The named executive officers, as well as other executives and certain employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our Compensation Committee. In addition, Mr. Feinberg, as well as certain other executives and employees, participate in our Sales Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of sales objectives approved by management. These programs were established to further align individual goals with corporate goals and to increase focus on executing key business deliverables.

Target Bonuses-Performance Incentive Program. As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially through arm’s-length negotiations at the time each individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to annual incentive compensation targets are based on an individual’s performance and promotions, as well as compensation surveys and internal pay equity considerations. Along with base salaries, annual incentive compensation targets are reviewed on an annual basis by our Chief Executive Officer (for named executive officers other than himself), our head of Human Resources and our Compensation Committee and approved annually by our Compensation Committee. In making decisions regarding adjustments to annual incentive compensation targets, our Compensation Committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

For 2017, our Compensation Committee sought to set annual incentive compensation targets for each of our named executive officers at levels that would result in total target cash compensation that is generally at or near the 75th percentile of our peer group. In 2017, the Compensation Committee approved an annual incentive compensation target increase for Mr. Mendels and Mr. Plotkin to make their total cash compensation more competitive with those of similarly situated executives in our peer group. In July 2017, in connection with Mr. Feinberg’s appointment as acting Chief Executive Officer, the Compensation Committee approved an annual incentive compensation target increase under the Performance Incentive Program for Mr. Feinberg from $56,250 to $75,000 to make his total target cash compensation more competitive with those of similarly situated executives in our peer group. Mr. Rhodes’ 2017 annual incentive compensation target remained the same as 2016.

The following table sets forth the annual incentive compensation targets for our named executive officers under our Performance Incentive Program for fiscal 2016 and 2017:

Named Executive Officer	2016 Target Bonus	2017 Target Bonus	% Change
	(% of base salary)	(% of base salary)
Andrew Feinberg	15.2%	18.75%	23%
David Mendels	70%	78.5%	12%
Kevin Rhodes	68.5%	68.5%	n/a
David Plotkin	30%	40%	33.3%

Target Bonus-Sales Incentive Program. The following table sets forth the annual incentive compensation target for Mr. Feinberg under the Sales Incentive Program for 2017:

Named Executive Officer	Target Bonus
Andrew Feinberg	$225,000

Bonus Determinations-Performance Incentive Program. Under the Performance Incentive Program, each year (generally during the first quarter) the Board establishes company-wide financial performance objectives, which serve as the basis for determining the eligibility for and the amount of bonuses to be paid under the program. For 2017, the Board used our revenue, non-GAAP operating income (excluding bonus expense), bookings and annual recurring dollar retention rate for the performance objectives, weighted equally (25% each). We define non-GAAP operating income (excluding bonus expense) as our income from operations, calculated in accordance with GAAP, excluding our stock-based compensation expense, the amortization of acquired intangible assets, merger-related expenses, costs to exit a facility and executive severance. We calculate the annual recurring dollar retention rate for these purposes by dividing the retained recurring value of subscription revenue for a period by the previous recurring value of subscription revenue for the same period. We define retained recurring value of subscription revenue for these purposes as the committed subscription fees for all contracts that renew in a given period, excluding any increase in contract value. We define previous recurring value of subscription revenue for these purposes as the recurring value from committed subscription fees for all contracts that expire in that same period. The Board determines the goals for each of these objectives in consultation with management and taking into account our performance for the immediately preceding year. The Board establishes goals it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. Our 2017 revenue goal was $166.1 million, compared with $155.9 million in actual revenue for the fiscal year ended December 31, 2017. Our 2017 non-GAAP operating income (excluding bonus expense) goal was $5.5 million, compared with $(9.0) million in actual non-GAAP operating income (excluding bonus expense) for the fiscal year ended December 31, 2017.

Since the bookings growth metric is highly sensitive data, we do not disclose the specific performance goal for this metric because we believe that such disclosure would result in serious competitive harm. We set the goals for bookings at a high level that is challenging to achieve because we are a growth-oriented company and rely on this metric to help drive our growth. Additionally, the value associated with a contract at the time of booking is an estimate of the revenue we expect to receive from the customer which, in turn, is based on an estimate of what the customer’s total collections will be from using our services. Since the number is an estimate based on an estimate, it is inherently volatile and cannot be used to predict actual revenue. Although we disclose a recurring dollar retention rate metric as one of our key metrics, the publicly disclosed metric includes increases in contract value at the time of renewal, or upsells. As a result, our compensation committee determined to exclude upsells from the annual recurring dollar retention rate solely for purposes of avoiding double counting these amounts for compensation purposes. If we were to disclose the annual recurring dollar retention rate we use to determine annual incentive compensation then bookings information would be determinable by comparing the compensation metric with the publicly disclosed key metric. Since the bookings growth metric is highly sensitive data, we do not disclose the specific performance goal for the annual recurring dollar retention rate we use to determine annual incentive compensation because we believe that such disclosure would result in serious competitive harm by revealing bookings related information. We set the goals for the annual recurring dollar retention rate we used to determine annual incentive compensation at a high level that is challenging to achieve because we are a growth-oriented company and rely on these metrics to help drive our growth.

The above-referenced performance objectives should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of performance-based cash compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

After the end of each year, the Compensation Committee reviews our actual achievement against the performance objectives and determines the amount of bonuses to be paid under the program as a whole.

Revenue

We must achieve at least 95% of the goal for revenue for bonuses to be paid under the program for this component. Performance at the 95% level with respect to revenue would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for revenue. Each incremental 1% of achievement from 95% to 100% of the goal for revenue increases the bonus payouts by 10%, such that performance at the 97.5% level with respect to revenue would result in bonus payouts at 75% of the individual target bonus opportunity for revenue and performance at the 100% level with respect to revenue would result in bonus payouts at 100% of the individual target bonus opportunity for revenue.

Each incremental 1% of achievement from 100% to 102% of the goal for revenue increases the bonus payouts by 15% for this component. An incremental 1% of achievement from 102% to 103% of the goal for revenue increases the bonus payouts by 20% for this component. Each incremental 1% of achievement from 103% to 105% of the goal for revenue increases the bonus payouts by 25%, up to a maximum of 200%, for this component.

Non-GAAP Operating Income (excluding bonus expense)

We must achieve at least 50% of the goal for non-GAAP operating income (excluding bonus expense) for bonuses to be paid under the program for this component. Performance at the 50% level with respect to non-GAAP operating income (excluding bonus expense) would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for non-GAAP operating income (excluding bonus expense). Each incremental 10% of achievement from 50% to 100% of the goal for non-GAAP operating income (excluding bonus expense) increases the bonus payouts by 10%, such that performance at the 75% level with respect to non-GAAP operating income (excluding bonus expense) would result in bonus payouts at 75% of the individual target bonus opportunity for non-GAAP operating income (excluding bonus expense) and performance at the 100% level with respect to non-GAAP operating income (excluding bonus expense) would result in bonus payouts at 100% of the individual target bonus opportunity for non-GAAP operating income (excluding bonus expense).

Each incremental 10% of achievement from 100% to 120% of the goal for non-GAAP operating income (excluding bonus expense) increases the bonus payouts by 15% for this component. An incremental 10% of achievement from 120% to 130% of the goal for non-GAAP operating income (excluding bonus expense) increases the bonus payouts by 20% for this component. Each incremental 10% of achievement from 130% to 150% of the goal for non-GAAP operating income (excluding bonus expense) increases the bonus payouts by 25% for this component, up to a maximum of 200%, for this component.

Bookings

We must achieve at least 90% of the goal for bookings for bonuses to be paid under the program for this component. Performance at the 90% level with respect to bookings would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for bookings. Each incremental 2% of achievement from 90% to 100% of the goal for bookings increases the bonus payouts by 10%, such that performance at the 95% level with respect to bookings would result in bonus payouts at 75% of the individual target bonus opportunity for bookings and performance at the 100% level with respect to bookings would result in bonus payouts at 100% of the individual target bonus opportunity for bookings.

Each incremental 2% of achievement from 100% to 104% of the goal for bookings increases the bonus payouts by 15% for this component. An incremental 2% of achievement from 104% to 106% of the goal for bookings increases the bonus payouts by 20% for this component. Each incremental 2% of achievement from 106% to 110% of the goal for bookings increases the bonus payouts by 25%, up to a maximum of 200%, for this component.

Annual Recurring Dollar Retention Rate

We must achieve at least 95.3% of the goal for annual recurring dollar retention rate for bonuses to be paid under the program for this component. Performance at the 95.3% level with respect to annual recurring dollar retention rate would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity for annual recurring dollar retention rate. Each incremental 1.2% of achievement from 95.3% to 98.8% of the goal for annual recurring dollar retention rate increases the bonus payouts by 10%. An incremental 1.2% of achievement from 98.8% to 100% of the goal for annual recurring dollar retention rate increases the bonus payouts by 20%. Performance at the 98.2% level with respect to annual recurring dollar retention rate would result in bonus payouts at 75% of the individual target bonus opportunity for annual recurring dollar retention rate and performance at the 100% level with respect to annual recurring dollar retention rate would result in bonus payouts at 100% of the individual target bonus opportunity for annual recurring dollar retention rate.

Each incremental 0.6% of achievement from 100% to 101.2% of the goal for annual recurring dollar retention rate increases the bonus payouts by 15% for this component. An incremental 0.6% of achievement from 101.2% to 101.8% of the goal for annual recurring dollar retention rate increases the bonus payouts by 20% for this component. Each incremental 0.6% of achievement from 101.8% to 103% of the goal for annual recurring dollar retention rate increases the bonus payouts by 25%, up to a maximum of 200%, for this component.

General

We must achieve 100% of the goal for any three of the four performance objectives in order for any accelerators to apply. If we achieve more than 100% of the goal for one or two of the four performance objectives, any achievement above 100% of the goal for such objective shall increase the bonus payouts on a pro-rata basis for such component, without any accelerators.

For the full year in 2017, we did not achieve the minimum threshold for bonuses to be paid under the program for revenue, non-GAAP operating income (excluding bonus expense) or annual recurring dollar retention. For the full year in 2017, we did achieve 91.7% of the goal for bookings. This would have resulted in a bonus payout of 58.7% with respect to the bookings objective, weighted at 25.0%, for an overall bonus payout of 14.7% of the named executive officers’ respective full-year target bonuses. The Compensation Committee, however, taking into account various factors, including our strong overall performance in the second half of 2017, retention and motivation, exercised its discretion to award each eligible employee, including the named executive officers other than Mr. Feinberg, 25% of their respective full-year target bonuses for 2017.

Andrew Feinberg

In connection with Mr. Feinberg’s promotion to acting Chief Executive Officer in July 2017, the Compensation Committee amended the terms of Mr. Feinberg’s Performance Incentive Program for 2017 as follows:

For the period from January 1 through July 24, 2017, the day before his promotion to acting Chief Executive Officer, Mr. Feinberg’s bonus for such period would be measured using the Company’s performance objectives for the first half of 2017 for revenue, non-GAAP operating income (excluding bonus expense), bookings and annual recurring dollar retention rate, weighted equally (25% each), and calculated as described above. Mr. Feinberg’s actual bonus payout for this period would be based on the annual incentive compensation target in effect for Mr. Feinbering during this period of $56,250, prorated for the number of days in such period. Mr. Feinberg would only be eligible for a payout under a performance objective for the first half of 2017 if we achieved the minimum threshold for bonuses to be paid under the program for such objective for the full fiscal year.

For the period from July 25, 2017, when Mr. Feinberg was promoted to acting Chief Executive Officer, through December 31, 2017, Mr. Feinberg’s bonus for such period would be measured using solely the Company’s performance objective for the second half of 2017 for non-GAAP operating income (excluding bonus expense), weighted at 100%, and calculated as described above provided, however, that accelerators would apply for any achievement above 100% of the goal for this objective. Mr. Feinberg’s actual bonus payout for this period would be based on the annual incentive compensation target in effect for Mr. Feinberg during this period of $75,000, prorated for the number of days in such period.

For the full year in 2017, we did not achieve the minimum threshold for bonuses to be paid under the program for revenue, non-GAAP operating income (excluding bonus expense) or annual recurring dollar retention, but did achieve the minimum threshold for bonuses to be paid under the program for bookings. For the six months ended June 30, 2017, we achieved 91.9% of the goal for bookings. This resulted in a bonus payout of 59.6% with respect to the bookings objective, weighted at 25.0%, for an overall bonus payout of 14.9% of Mr. Feinberg’s pro-rated target bonus for the period from January 1 through July 24, 2017.

Our non-GAAP operating income (excluding bonus expense) goal was $(3.3) million for the second half of 2017, compared with $(1.6) million in actual non-GAAP operating income (excluding bonus expense) for the six months ended December 31, 2017, which represents achievement above 150%. This resulted in a bonus payout of 200% with respect to the non-GAAP operating income (excluding bonus expense) objective, weighted at 100%, for an overall bonus payout of 200% of Mr. Feinberg’s pro-rated target bonus for the period from July 25 through December 31, 2017.

Bonus Determinations-Sales Incentive Program. Under the Sales Incentive Program for 2017, each quarter, management established sales objectives for individuals, by region, which served as the basis for determining the amount of bonuses to be paid to the individual under the program. The sales objectives took into account our performance for the immediately preceding quarter and the corresponding quarter for the immediately preceding year. The sales objectives for 2017 each represented a significant increase over our actual performance in 2016. After the end of each quarter, management reviewed an individual’s performance with respect to their individual sales objectives and determined the amount of the bonus to be paid under the program to the individual.

For 2017, the quarterly sales performance bonuses for Mr. Feinberg were based predominantly on customer bookings, sales to existing premium customers and the execution of contracts with a term greater than one year. For 2017, Mr. Feinberg’s territory in which such objectives were measured was global. Mr. Feinberg’s annual incentive compensation target of $168,750 was increased to $225,000 in July 2017 in connection with his promotion to acting Chief Executive Officer and consisted of pro-rated quarterly targets of $42,188 for the first quarter, $42,188 for the second quarter, $52,734 for the third quarter and $56,250 for the fourth quarter. In 2017, Mr. Feinberg earned $39,656 for the first quarter, $48,938 for the second quarter, $45,352 for the third quarter and $57,551 for the fourth quarter, resulting in total incentive compensation under the Sales Incentive Program of $191,497. Customer bookings translate into incentive compensation by comparing the quarterly bookings goal set by management against the dollar amount in bookings actually achieved. Sales to existing premium customers translate into incentive compensation by comparing the percentage goal for monthly recurring revenue set by management against the percentage actually achieved. Such resulting percentages are then multiplied by the quarterly sales performance bonus target to determine the amount of bonus earned in such quarter. Certain factors may decrease the amount of bonus earned, such as non-standard contract terms.

The following table sets forth the cash bonuses awarded to our named executive officers for 2017 under the annual Performance Incentive Program and the Sales Incentive Program:

Named Executive Officer	2017 Performance Incentive Program Bonus	2017 Sales Incentive Program Bonus		Total
Andrew Feinberg	$70,461		$191,497	$261,958
David Mendels(1)	$—	$	n/a	$—
Kevin Rhodes	$51,375	$	n/a	$51,375
David Plotkin	$27,040	$	n/a	$27,040

(1)	Mr. Mendels resigned as our Chief Executive Officer in July 2017 and was not eligible to receive a bonus under our annual Performance Incentive Program for 2017.

Long-Term Equity Incentive Compensation

Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders, to emphasize and reinforce our focus on team success and to promote retention. Since the consummation of our initial public offering, our long-term equity-based incentive compensation awards have been made in the form of stock options and restricted stock units subject to vesting based on continued employment. We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, and because the value of restricted stock units is based on the price of our common stock when the restricted stock units vest, we believe stock options and restricted stock units provide meaningful incentives to employees to achieve increases in the value of our stock over time.

All stock option and restricted stock unit awards are approved by the Compensation Committee or our Board. In determining the size of a stock option grant or restricted stock unit award, the Compensation Committee or Board takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options and/or restricted stock units in connection with the commencement of his employment. Our named executive officers and other employees are also eligible to receive additional grants or awards from time to time. Except for our equity award grant policy, which is described more fully below under “Other Compensation Practices and Policies”, we do not have a set program for the award of these additional grants or awards, and our Compensation Committee and Board retain discretion to make stock option or restricted stock unit awards to employees at any time.

Prior to the consummation of our initial public offering, stock option and restricted stock awards to our named executive officers typically had four-year vesting schedules, with 25% vesting on the first anniversary of the vesting start date, which is a date fixed by our Board or Compensation Committee when making equity awards, and the remainder vesting in 36 equal monthly installments thereafter. Since the consummation of our initial public offering, stock option and restricted stock unit awards to our named executive officers typically vest over four years, with 25% vesting on each annual anniversary of the vesting start date. We believe this vesting schedule encourages long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In February 2017, Mr. Mendels was granted an option to purchase 80,000 shares at an exercise price of $8.05 per share, which was equal to the closing price of our common stock on the date of grant. In September 2017, Mr. Plotkin was awarded 12,000 restricted stock units and granted an option to purchase 23,000 shares at an exercise price of $7.23 per share, which was equal to the closing price of our common stock on the date of grant. The awards to Messrs. Mendels and Plotkin were made as retention awards. Messrs. Feinberg and Rhodes did not receive equity awards in 2017.

Each award described above vests over four years, with 25% vesting on each annual anniversary of the vesting start date.

Severance and Change in Control Benefits

We are party to employment agreements with each of our named executive officers other than Mr. Mendels, whose employment agreement was superseded by his separation agreement described below. Such employment agreements provide certain benefits in the event of a change in control of our company and termination of employment under certain circumstances as set forth below.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason prior to or more than 12 months following a change in control of the company, the executive is eligible for severance benefits in 12 equal monthly installments consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. In such case, the vesting of each executive’s then-outstanding equity awards shall also accelerate by 25%. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason within 12 months following a change in control of our company, the executive is eligible for severance benefits in a lump sum consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

If an executive’s employment is terminated by us for cause, each applicable stock option may no longer be exercised from and after the date on which the executive received written notice from us of such termination.

The employment agreements also provide that, upon a change in control of our company, each executive’s then-outstanding equity awards will fully vest. The employment agreement entered into with Mr. Feinberg also provides that, if his employment is terminated by us without cause or if he resigns for good reason, he may exercise all vested stock options granted prior to the company’s initial public offering until the date which is ten years from the grant date of the applicable stock option.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment. These arrangements are also intended to preserve morale and productivity in the face of the potentially disruptive impact of a change in control. These benefits also allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their own continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control.

Please refer to the discussion below under “—Employment Agreements; Potential Payments upon Termination or Change in Control” for a more detailed discussion of our severance and change in control benefits.

In addition, in connection with Mr. Mendels’ resignation, effective as of July 31, 2017, we entered into a separation agreement with Mr. Mendels on July 24, 2017 (the “Separation Agreement”), which supersedes Mr. Mendels’ employment agreement dated August 8, 2011 (as amended). The Separation Agreement provides for the following severance payments and benefits: (a) payment of Mr. Mendels’ base salary at his current rate, as well as one times his target incentive compensation, for the 2017 fiscal year, payable in substantially equal installments over the 12-month period beginning on the Separation Date and ending on July 31, 2018, (b) a single lump sum cash payment equal to 12 months of monthly employer contributions for health benefits, (c) accelerated vesting of 25% all outstanding stock options and stock-based awards held by Mr. Mendels as of the Separation Date and (d) the option exercise period for all stock options awarded after the Company’s initial public offering is extended from 90 days to 180 days following the Separation Date. Mr. Mendels agreed to comply with certain confidentiality, non-disparagement and other obligations following the Separation Date. In connection with his resignation, Mr. Mendels also executed a general release of claims in favor of us. Please refer to the “Summary Compensation Table – 2017” below for the amounts paid or payable to Mr. Mendels pursuant to the terms of the Separation Agreement.

Employee Benefits

Our named executive officers are eligible for the same benefits as are available to our employees generally. These include participation in a tax-qualified 401(k) plan with a company matching contribution equal to the first 25% of 4% of base salary earnings and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits. As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Insider Trading Policy. Our executive officers, employees and directors are subject to our insider trading policy. Under this policy, all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities unless approved by our Audit Committee.

Policy Regarding the Timing of Equity Awards. Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee may consider and approve any such grant. Grants of equity awards for new hires or promotions will generally be made twice per quarter. Grants approved from the start of the then-current quarter through the date we first publicly release our financial results for the previously completed quarter, shall be effective on the third trading day after we first publicly release our financial results for the previously completed quarter, which we call a grant date. Grants approved after the date we first publicly release our financial results for the previously completed quarter through the end of the then-current quarter, shall be effective on the fifth trading day after we approve such grants, which we also call a grant date. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on one of the grant dates specified above. It is the intention of the Compensation Committee to consider and approve any such grants either at a meeting of the Compensation Committee, which meeting will be established in advance, with notice to the Compensation Committee in accordance with the Compensation Committee charter, or by unanimous consent in writing.

Tax Deductibility Under Section 162(m) of the Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the Company. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m). The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee have considered the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers and, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, has determined not to structure our compensation arrangements to be exempt from Section 162(m).

Recently-enacted tax legislation, effective for taxable years beginning after December 31, 2017, (a) expands the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (b) eliminates the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, future compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

Taxation of Parachute Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Code. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation. We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 718, Compensation—Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an executive officer is required to render service in exchange for the option or other award. Our Compensation Committee may consider the impact of FASB ASC Topic 718 when making equity-based awards.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers during the fiscal years indicated.

Summary Compensation Table—2017

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew Feinberg Acting Chief Executive Officer	2017 2016 2015	381,250 311,667 295,260	(4)	— — 13,800	— 200,000 298,256	— 186,905 235,928	261,958 301,445 179,265	3,813 3,117 1,250	647,021 1,003,134 1,023,759

David Mendels Former Chief Executive Officer(5)	2017 2016 2015	233,333 400,000 400,000		— — —	127,031 — 95,250	348,748 149,524 132,170	— 373,180 252,406	716,000 4,000 1,250	1,425,112 926,704 881,076

Kevin Rhodes Chief Financial Officer	2017 2016 2015	300,000 300,000 300,000		21,166 — 15,000	— 80,000 222,250	— 74,762 102,799	30,209 273,890 148,740	3,000 2,563 1,250	354,375 731,215 790,039

David Plotkin Chief Legal Officer	2017	270,400		11,150	86,760	73,106	15,890	2,704	460,010

(1)	Except as provided in this footnote, the amounts reported represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The amount reported in the Stock Awards column for Mr. Mendels represents the incremental fair value attributable to the acceleration of 25% of outstanding restricted stock unit awards held by Mr. Mendels and $58,964 of the amount reported in the Option Awards column for Mr. Mendels represents the incremental fair value attributable to the acceleration of 25% of outstanding options held by Mr. Mendels and the extension of the post-termination exercise period for all exercisable options held by Mr. Mendels from 90 days to 180 days following termination.
(2)	For Mr. Feinberg, $70,461 represents the cash bonus paid pursuant to our Performance Incentive Program and $191,497 represents the cash bonus paid pursuant to our Sales Incentive Program. For the other named executive officers, the amounts reported represents cash bonuses paid under the Performance Incentive Program.
(3)	Consists of matching contributions under the company’s 401(k) matching program. In addition, the amounts reported for 2017 for Mr. Mendels represents cash amounts payable to Mr. Mendels pursuant to the terms of the Separation Agreement as follows: (i) 400,000 in base salary continuation for 12 months following termination and (ii) an amount equal to $314,000, which is Mr. Mendels’ target cash bonus amount for 2017, payable in 12 substantially equal installments.
(4)	Mr. Feinberg’s base salary was increased from $370,000 to $400,000 in July 2017 in connection with his promotion to acting Chief Executive Officer.
(5)	Mr. Mendels resigned as our Chief Executive Officer effective July 31, 2017. His annual base salary was pro-rated for his partial year of employment and he was not eligible to receive a cash bonus under our Performance Incentive Program for 2017.

Grants of Plan-Based Awards—2017

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)		Target ($)		Maximum ($)
Andrew Feinberg	— —	8,059 96,680	(2) (3)	64,469 193,360	(2) (3)	128,938 —	(2)	— —	— —	— —	— —
David Mendels	— 2/22/17	39,250 —	(2)	314,000 —	(2)	628,000 —	(2)	— —	— 80,000	— 8.05	— 289,784
Kevin Rhodes	—	25,688	(2)	205,500	(2)	411,000	(2)	—	—	—	—
David Plotkin	— 9/27/17 9/27/17	13,520 — —	(2)	108,160 — —	(2)	216,320 — —	(2)	— 12,000 —	— — 23,000	— — 7.23	— 86,760 73,106

(1)	The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Represents the threshold, target and maximum performance-based incentive cash payments the named executive officers could earn pursuant to the Performance Incentive Plan for 2017, as described in “—Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Performance Incentive Program for 2017 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(3)	Represents the threshold and target performance-based incentive cash payment Mr. Feinberg could earn pursuant to the Sales Incentive Program for 2017, as described in “—Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Sales Incentive Program for 2017 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year—End 2017

	Option Awards(1)								Stock Awards(2)
Name	Vesting Start Date(3)		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Andrew Feinberg	4/1/2011 5/12/2011 2/4/2014 7/29/14 2/10/2015 2/10/2015 8/4/2015 8/4/2015 12/10/2015 12/10/2015 12/10/2016 12/10/2016	(8) (6) (7)	38,461 38,461 37,500 — 11,250 — 20,000 — 9,562 — 12,500 —	(5) (5)	— — 12,500 — 11,250 — 20,000 — 9,563 — 37,500 —	— — — — — — — — — — — —	8.19 8.19 9.65 — 8.13 — 4.92 — 6.35 — 8.00 —	5/12/2021 5/12/2021 2/4/2024 — 2/10/2025 — 9/30/2025 — 12/30/2025 — 12/23/2026 —	— — — 12,000 — 3,750 — 15,000 — 3,188 — 18,750	— — — 85,200 — 26,625 — 106,500 — 22,635 — 133,125

David Mendels(10)	10/23/2008 10/1/2009 1/1/2010 1/1/2010 11/19/2014 11/19/2014 12/10/2015 12/10/2016 2/22/2017		73,343 7,211 312,585 35,000 50,000 74,999 22,500 10,000 20,000	(5) (5) (5) (5)	— — — — — — — — —	— — — — — — — — —	1.25 1.72 1.72 8.19 9.65 6.42 6.35 8.00 8.05	2/12/2019 12/15/2019 1/26/2020 3/8/2021 1/31/2018 1/31/2018 1/31/2018 1/31/2018 1/31/2018	— — — — — — — — —	— — — — — — — — —

Kevin Rhodes	12/1/2014 12/1/2014 12/10/2015 12/10/2015 12/10/2016 12/10/2016	(6) (7)	70,000 — 17,500 — 5,000 —		25,000 — 17,500 — 15,000 —	— — — — — —	5.85 — 6.35 — 8.00 —	12/1/2024 — 12/30/2025 — 12/23/2026 —	— 16,250 — 17,500 — 7,500	— 115,375 — 124,250 — 53,250

David Plotkin	8/15/2008 2/1/2010 11/15/2010 12/15/2011 5/8/2012 7/30/2013 7/29/2014 8/4/2015 8/4/2015 9/10/2015 9/10/2015 12/10/2015 12/10/2015 12/10/2016 12/10/2016 9/10/2017 9/10/2017	(8) (6) (7) (9)	192 2,884 518 3,846 2,000 8,000 3,750 7,500 — 5,000 — 4,500 — 2,666 — — —	(5) (5) (5) (5) (5) (5)	— — — — — — 1,250 7,500 — 5,000 — 4,500 — 8,001 — 23,000 —	— — — — — — — — — — — — — — — — —	9.31 9.31 8.19 11.00 16.88 10.61 5.97 5.53 — 4.92 — 6.35 — 8.00 — 7.23 —	5/14/2020 5/14/2020 3/8/2021 2/17/2022 5/8/2022 7/30/2023 7/29/2024 8/4/2025 — 9/30/2025 — 12/30/2025 — 12/23/2026 — 9/27/2027 —	— — — — — — — — 2,500 — 5,000 — 1,500 — 4,000 — 12,000	— — — — — — — — 17,750 — 35,500 — 10,650 — 28,400 — 85,200

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and vest over four years, with 25% vesting on each anniversary of the vesting start date.
(2)	Unless otherwise indicated, these restricted stock unit awards were granted on the vesting start date and vest over four years, with 25% vesting on each anniversary of the vesting start date.
(3)	The vesting start date is a date fixed by our Board or Compensation Committee when granting equity awards.
(4)	Represents the fair market value of unvested restricted stock units as of December 31, 2017 based upon the closing market price of our common stock on December 29, 2017, the last trading day of 2017, of $7.10 per share.
(5)	This stock option is fully vested.
(6)	These restricted stock unit awards were granted on December 30, 2015.
(7)	These restricted stock unit awards were granted on December 23, 2016.
(8)	These restricted stock unit awards were granted on September 30, 2015.
(9)	This restricted stock unit award was granted on September 27, 2017.
(10)	Mr. Mendels resigned as our Chief Executive Officer effective July 31, 2017. Pursuant to the terms of his Separation Agreement, 25% of all equity awards held by Mr. Mendels on the date of termination accelerated and became vested and/or exercisable and the option exercise period for all stock options held by Mr. Mendels that were awarded after the Company’s initial public offering was extended from 90 days to 180 days following the Separation Date. The unvested portion of all stock options held by Mr. Mendels on the date of termination expired and was forfeited on such date.

Option Exercises and Stock Vested Table—2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew Feinberg	—	—	40,719	277,311
David Mendels	—	—	51,390	354,105
Kevin Rhodes	—	—	27,500	198,500
David Plotkin	—	—	5,833	39,935

(1)	The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of restricted stock units that vested.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The information below sets forth the estimated amounts payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2017, based on the closing market price of our common stock on December 29, 2017, the last trading day of 2017, of $7.10 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These figures are based on the equity agreements and employment agreements in effect on December 31, 2017. Mr. Mendels has been omitted from this table as he resigned as our Chief Executive Officer effective July 31, 2017 and the severance payments or benefits paid or payable to Mr. Mendels under the terms of his Separation Agreement are set forth in the “All Other Compensation” column of the “Summary Compensation Table – 2017” above.

Name	Benefit	Upon a Change in Control ($)	Termination without Cause, or Resignation for Good Reason, prior to or more than 12 months following a Change in Control($)	Termination without Cause, or Resignation for Good Reason, within 12 months following a Change in Control ($)
Andrew Feinberg	Severance(1) Option / Restricted Stock Unit Acceleration(2) COBRA Premiums(3) Vacation Payout Total Value	— 1,002,356 — — 1,002,356	700,000 250,589 12,847 — 963,436	700,000 — 12,847 — 712,847

Kevin Rhodes	Severance(1) Option / Restricted Stock Unit Acceleration(2) COBRA Premiums(3) Vacation Payout Total Value	— 932,250 — — 932,250	505,000 233,063 — — 738,063	505,500 — 14,181 — 519,181

David Plotkin	Severance(1) Option / Restricted Stock Unit Acceleration(2) COBRA Premiums(3) Vacation Payout Total Value	— 308,614 — — 308,614	378,560 77,154 13,699 — 469,412	378,560 — 13,699 — 392,259

(1)	Based on 2017 salaries and annual incentive compensation targets for our named executive officers under the Performance Incentive Program and, for Mr. Feinberg, the Sales Incentive Program.
(2)	The value of accelerated vesting of stock options and restricted stock unit awards for the named executive officers is based on the difference between (x) $7.10, the closing market price of our common stock on December 29, 2017, and (y) the per share exercise price or purchase price of the award, if any.
(3)	Estimated based on the cost for such coverage during 2017.

Definitions. For the purposes of the employment agreements, the following terms have the following definitions:

•

“Cause” means (i) misconduct in connection with the performance of duties, including misappropriation of funds or property of our company, (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in injury or reputational harm to our company, (iii) continued non-performance of duties for more than 30 days following written notice, (iv) a breach of confidentiality or noncompetition obligations in favor of our company, (v) a violation of our written employment policies, or (vi) failure to cooperate with an internal or external investigation.

•

“Good Reason” means (i) a material diminution in responsibilities, authority or duties, (ii) a material diminution in base salary, (iii) a material change in the principal geographic location at which the executive is required to provide services to our company, or (iv) a material breach of the employment agreement by our company.

•

“Change in Control” means (i) the date any person becomes the beneficial owner of securities of our company representing 50% or more of the combined voting power of our then-outstanding securities having the right to vote in an election of our Board, (ii) the date a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, or (iii) the consummation of (a) any consolidation or merger of our company where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger, or (b)  any sale or other transfer of all or substantially all of our assets.

Director Compensation

We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board or committees thereof. In addition, as part of our efforts to attract and retain highly qualified individuals to our Board, we may grant equity awards to our non-employee directors upon their election to our Board.

We have adopted a non-employee director compensation policy as described below. In 2017, each of the non-employee members of our Board were entitled to the following equity compensation pursuant to such policy:

•

Upon initial election to the Board, a non-employee director will receive initial equity awards with an aggregate value of $130,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in equal quarterly installments over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of restricted stock units and stock options made to any non-employee director who is first elected to the Board as of or subsequent to our initial public offering may not be sold while he/she remains a Board member.

•

At each annual meeting of our stockholders, each continuing non-employee director who has served as a director for at least the six months prior to such annual meeting of stockholders will receive annual equity awards with an aggregate target value of $65,000, split equally in value between restricted stock units and options to purchase shares of common stock (issued with an exercise price equal to the fair market value of our common stock on the grant date), that each vest in full after one year, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

Under our non-employee director compensation policy, our Board chairperson also receives an annual cash retainer of $50,000, and each of our other directors receives an annual cash retainer of $30,000, for general availability and participation in meetings and conference calls of our Board. Additionally, the Audit Committee chairperson receives an annual cash retainer of $15,000, each Audit Committee member receives an annual cash retainer of $7,500, the Compensation Committee chairperson receives an annual cash retainer of $10,000, each Compensation Committee member receives an annual cash retainer of $5,000, the Nominating and Corporate Governance Committee chairperson receives an annual cash retainer of $7,500 and each Nominating and Corporate Governance Committee member receives an annual cash retainer of $3,000.

In April 2018, the Compensation Committee amended the non-employee director compensation policy to (i) increase the aggregate value of the equity award upon initial election to the Board from $130,000 to $180,000, (ii) increase the aggregate value of the equity award for each continuing non-employee director from $65,000 to $90,000, and (iii) increase the annual cash retainer for directors from $30,000 to $40,000, with each such change effective as of April 1, 2018.

The following table provides compensation information for the fiscal year ended December 31, 2017 for each non-employee member of our Board. No member of our Board, other than Mr. Harrar, receives or has received separate compensation for services rendered as a member of our Board. We retained Mr. Harrar as a consultant in June 2017 and he did receive separate compensation in connection with this engagement as set forth below under the heading “All Other Compensation”.

Director Compensation Table—2017

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)	All Other Compensation		Total ($)
Deborah Besemer	55,000	32,366	32,503	—		119,869
Gary Haroian	75,000	32,366	32,503	—		143,993
Derek Harrar	40,500	32,366	32,503	117,500	(2)	222,369
Diane Hessan(3)	26,209	63,135	65,000	—		154,344
Chet Kapoor(4)	9,605	—	—	—		9,605
Scott Kurnit	38,000	32,366	32,503	—		102,869
David Orfao	37,500	32,366	32,503	—		102,369

(1)	Represents the grant date fair value of options and RSUs awarded in the fiscal year ended December 31, 2017 in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Represents consulting fees earned for services as a consultant to us in connection with cost saving initiatives and other consulting services.
(3)	Ms. Hessan joined the Board in March 2017.
(4)	Mr. Kapoor resigned from the Board in March 2017.

The non-employee members of our Board who held such position on December 31, 2017 held the following aggregate number of shares underlying unexercised options and unvested restricted stock units as of such date:

Name	Number of Shares Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Deborah Besemer	57,552	5,509
Gary Haroian	59,345	5,509
Derek Harrar	58,303	5,509
Diane Hessan	25,256	8,263
Scott Kurnit	57,552	5,509
David Orfao	59,345	5,509

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2017, Ms. Besemer, Mr. Harrar, Mr. Kapoor and Mr. Kurnit served as members of our Compensation Committee. Mr. Kapoor resigned from our Board and the Compensation Committee in March 2017. Mr. Harrar resigned from the Compensation Committee in June 2017 in connection with the commencement of his consulting services for the company. No member of the Compensation Committee was an employee or officer of Brightcove during 2017, a former officer of Brightcove, or had any other relationship with the company requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board of Directors

The information contained in this Compensation Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Deborah Besemer (Chairperson)

Scott Kurnit

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation agreements and other arrangements which are discussed in “Compensation Discussion and Analysis,” in 2017, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our Audit Committee shall review the material facts of all related party transactions. The Audit Committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 290 Congress Street, Boston, MA 02210, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 20, 2018. Such proposals must be delivered to our Secretary, c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2018. INTERNET/MOBILE —www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE — 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and “ONE YEAR” for Proposal 4: Please mark your votes like this 1. To elect the following Class III Director Nominees For address change/comments, mark here (see reverse side for instructions). Please indicate if you plan to attend this meeting FOR WITHHOLD FOR ALL ALL ALL EXCEPT (01.) Gary Haroian (02.) Diane Hessan (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space below): 2. To ratify the appointment of Ernst & FOR AGAINST ABSTAIN Young LLP as Brightcove’s independent registered public accounting firm for the fiscal year ending December 31, 2018. 3. To approve, on a non-binding, advisory FOR AGAINST ABSTAIN basis, the compensation of Brightcove’s named executive offi cers. 4. To approve, on a non-binding, advisory ONE TWO THREE YEAR YEARS YEARS ABSTAIN basis, the submission by Brightcove of a non-binding, advisory resolution on the compensation of Brightcove’s named executive offi cers pursuant to Section 14A of the Exchange Act every: This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) FOR the election of each of the nominees for director; (ii) FOR the ratifi cation of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; (iii) FOR approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive offi cers; (iv) every ONE YEAR on the frequency of future non-binding, advisory votes to approve the compensation of the Company’s named executive offi cers; and (v) in the discretion of the proxies upon such matters as may properly come before the 2018 Annual Meeting. CONTROL NUMBER Signature Signature, if held jointly Date , 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 16, 2018

The proxy statement and the 2017 Annual Report on Form 10-K are available at http://www.cstproxy.com/brightcove/2018

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIGHTCOVE INC. The undersigned hereby appoints Jeff Ray, Kevin Rhodes and David Plotkin as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution and hereby authorizes them to represent and vote all the shares of common stock of Brightcove Inc. (the “Company”), standing in the name of the undersigned on April 10, 2018, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on May 16, 2018 or at any adjournment or postponement thereof. Receipt of this Notice of the 2018 Annual Meeting of Stockholders and Proxy Statement and the 2017 Annual Report is hereby acknowledged. In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P.M. Eastern Time on May 15, 2018 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2018 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2018 Annual Meeting of Stockholders of the Company. Address Change/ Comments (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)